JOINT VENTURE AGREEMENT

This Agreement made as of this 21st day of October, 1997.

AMONG:

INTERNATIONAL FRONTIER RESOURCES LTD., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Frontier")

OF THE FIRST PART

-and-

PACIFIC ROYAL VENTURES LTD., a body corporate having an office in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as "Pacific")

OF THE SECOND PART

-and-

RODERA DIAMOND CORPORATION, a body corporate having an office in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as "Rodera")

OF THE THIRD PART

WHEREAS Frontier carries on the business of exploration for and development of oil and gas reserves; and

WHEREAS Frontier has acquired and proposes to acquire interests in the Prospects and proposes to conduct exploration and development activities in respect of such Prospects; and

WHEREAS the Participants wish to participate with Frontier in the exploration and development activities to be conducted in respect of the Prospects by virtue of which the Participants will earn an interest in the Prospects;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in Consideration of the premises and the covenants and agreements set forth herein the parties agree as follows:

ARTICLE I.

INTERPRETATION

1.01 Definitions

In this Agreement, unless the context otherwise requires:

"abandonment" means the proper plugging and abandoning of a well in compliance with the Regulations and the restoration of the well site to the satisfaction of any governmental body having jurisdiction with respect thereto and to the reasonable satisfaction of the owner or occupier of the surface;

"Accounting Procedure" means Exhibit 1 entitled Accounting Procedure attached and made a part of the Operating Procedure:

"Bosco Royalty" means a 2% gross overriding royalty granted to Canadian TransOcean Petroleum Corp., which is now Bosco Investments Ltd., in respect of Frontier's Interest, in Exploration Permit 96-115 within the Newfoundland Prospect;

"completion" means the installation in, on, or with respect to a well of all such production casing, tubing and wellhead equipment and all such other equipment and material necessary for the permanent preparation of the well for the taking of Petroleum Substances therefrom up to and including the outlet valve on the wellhead and includes, as necessary, the perforating, stimulating, treating, fracing and swabbing of the well and the conduct of such production tests with respect to such well as are reasonably required to establish the initial producibility of the well;

"Contributing Interest" means the percentage interest which each Participant must contribute as set forth in Clause 3.01;

"Dollar" or "$" means a dollar in Canadian currency;

"drilling" means all operations conducted with respect to a well prior to the completion thereof, including without restricting the generality of the foregoing, obtaining surface access to and for the site of the well, the preparation of the site of such well, the construction of such roadways as are reasonably necessary to gain access to the site of the well, drilling the well, the installation of all surface and intermediate casing respecting the well, the logging, coring and testing of the well and, in the event the well is not completed, the abandonment of such well;

"Engineering Appraisal" means the engineering appraisal of the oil and gas reserves comprised within the Prospects referred to in Clause 10.01;

"Exploration Period" means the period of time commencing on the date of this Agreement and ending on the earlier of:

(a) the date upon which all operations to be conducted pursuant to Clause 3.01 have been completed; and

(b) December 31, 1999;

"Exploration Program" means all operations and activities carried out by Frontier in respect of the Prospects during the Exploration Program Period including, without limiting the generality of the foregoing:

(a) acquiring the Lands and Leases which will be comprised within the Southern Alberta Prospect, the Saskatchewan Prospect, the Montana Prospect or other Lands and Leases; and

(b) conducting all operations referred to in Clause 3.01;

"Exploration Program Expenditures" means and includes all costs and expenses reasonably incurred by Frontier in carrying out the Exploration Program including, without restricting the generality of the foregoing:

(a) the costs incurred in acquiring the Lands and Leases which will be comprised within the Southern Alberta Prospect, the Saskatchewan Prospect, the Montana Prospect or in acquiring other Lands and Leases as recommended by Frontier; and

(b)the costs incurred in conducting all operations referred to in Clause 3.01;

"Frontier's Interest" means the undivided working interest held or to be earned or acquired by Frontier in the Lands and Leases, subject to the Title Documents, as set forth in Schedule "A" attached hereto;

"Independent Engineering Firm" means, at any particular time, the independent engineering consulting firm or firms retained by Frontier to evaluate the oil and gas reserves comprised within the Prospects;

"Lands" means the lands described and set forth as such within Schedule "A" attached hereto, together with other lands which are acquired by Frontier pursuant to the Exploration Program;

"Leases" means the petroleum and/or natural gas leases, licences, permits and drilling licences or other form of grant and the Petroleum Substances granted thereby insofar as same relate to the said Lands;

"Montana Prospect" means Frontier's Interest to be acquired in Lands located in the State of Montana, which when acquired will be incorporated into Schedule "A" and will become subject to the Reserved Royalty;

"Newfoundland Prospect" means Frontier's Interest in the Lands set forth and described in Schedule "A" attached hereto under the heading Newfoundland Prospect, together with and subject to the Title Documents relating thereto, subject to the Bosco Royalty and the Reserved Royalty;

"Northwest Territories Prospect" means Frontier's Interest in the Lands set forth and described in Schedule "A" attached hereto under the heading Northwest Territories Prospect, together with and subject to the Title Documents relating thereto, subject to the Reserved Royalty;

"Operating Procedure" means, for the Montana Prospect, the Saskatchewan Prospect and the Southern Alberta Prospect, the 1990 Canadian Association of Petroleum Landmen Operating Procedure, and for the Newfoundland Prospect and the Northwest Territories Prospect, the 1988 CAPL Model Frontier Operating Procedure, together, in each case, with the 1988 PASC Accounting Procedure (Rev. Feb 1991) as initialled by the parties, both of which are attached hereto as Schedule "C";

"Option Agreement" means the Option Agreement relating to the Southern Alberta Prospect dated September 23, 1997 between Richfield Oils Syndicate Inc. (1997) and Frontier;

"Participants" means and includes Pacific and Rodera, as well as their respective successors and permitted assigns;

"Permitted Encumbrances" means:

(a) the encumbrances identified in Schedule "A" under the heading "Encumbrances" or otherwise specifically referred to in this Agreement;

(b) easements, rights of way, servitudes and similar rights in land including, but not limited to, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(c) the right reserved to or vested in any governmental or other public authority by the terms of any lease, licence, franchise, grant or permit forming part of the Title Documents, or by any statutory provision, to terminate any lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance of them;

(d) the right to levy taxes on Petroleum Substances or the revenue from them, and governmental restrictions on production rates or on the operation of any property or otherwise affecting the value of any property;

(e) the terms and conditions of the Title Documents;

(f) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Prospects in any manner and all applicable laws, rules and orders of governmental authority having jurisdiction;

(g) the right reserved or vested in any person to create or incur a lien:

(i) as security, in favour of a person conducting the development or operation of any of the Properties, for a share, proportionate to Frontier's Interest, of the costs and expenses of the development or operation but only to the extent those liens relate to costs and expenses for which payment is not due;

(ii) for taxes, assessments or governmental charges which are not due; or

(iii) that is a mechanics' lien, builders' lien or materialmens' lien in respect of services rendered or goods supplied but only to the extent such lien relates to goods or services for which payment is not due;

(h) the reservations, limitations, provisos and conditions in any original grant of any of the Lands or interests in them, and statutory exceptions to title;

(i) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations;

(j) liens incurred, created and granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Properties, but only to the extent those liens relate to costs and expenses for which payment is not due;

(k) any lien contemplated by subsections (g) and (j) which has been created or incurred but is being contested in good faith by Frontier;

(1) the Reserved Royalty; and

(m) the Bosco Royalty, in respect of the Newfoundland Prospect;

"Petroleum Substances" shall mean petroleum, natural gas and related hydrocarbons, all gases and all minerals or minerals or substances (whether liquid or solid and whether hydrocarbons or not) produced in association with any of the foregoing or found in any water contained in an oil or gas reservoir;

"Prospects" means and includes the Newfoundland Prospect, the Northwest Territories Prospect, the Southern Alberta Prospect, the Saskatchewan Prospect, the Montana Prospect, together with other Lands and Leases which may be acquired by Frontier pursuant to the Exploration Program and designated by Frontier as a Prospect;

"Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Lands and over the operations to be conducted thereon;

"Reserved Royalty" means the 5% gross overriding royalty reserved to Frontier in the Prospects, excepting the Saskatchewan Prospect, pursuant to the Reserved Royalty Agreement;

"Reserved Royalty Agreement" means the agreement pursuant to which the Reserved Royalty is established, substantially in the form set forth in Schedule "B" attached hereto;

"Saskatchewan Prospect" means Frontier's Interest in the Lands set forth and described in Schedule "A" attached hereto under the heading Saskatchewan Prospect, together with and subject to the Title Documents relating thereto, which will not be subject to the Reserved Royalty;

"Seismic Option and Farmout Agreements" means two Seismic Option and Farmout Agreements, relating to the Midale and Steelman areas of Saskatchewan respectively, each dated September 22, 1997 between Richfield Oils Syndicate Inc. (1997) and Frontier;

"Southern Alberta Prospect" means Frontier's Interest in the Lands set forth and described in Schedule "A" attached hereto under the heading Southern Alberta Prospect, together with and subject to the Title Documents relating thereto, which will become subject to the Reserves Royalty;

"Title Documents" means and includes the Leases and all documents of title and agreements by virtue of which the parties hereto are entitled to drill for, win, take or remove Petroleum Substances underlying all or any part of the Lands and all renewals or extensions thereof or further documents of title or agreements issued pursuant thereto, and

"well" shall mean either a rotary drilled well or a slim hole drilled well.

1.02 Index and Headings

The index and headings of the Articles and clauses in this Agreement are inserted for convenience of reference only and will not in any way affect the construction of this Agreement.

1.03 Governing Law

This Agreement and all matters arising hereunder will be governed by, construed and enforced in accordance with, the laws of Alberta and all disputes arising under this Agreement will be referred to the courts of Alberta.

1.04 Severability

If any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

ARTICLE II.

PARTICIPANT'S CONTRIBUTIONS

2.01 Prospect Fees

As contribution to and reimbursement of the costs and efforts expended by Frontier in generating and acquiring the Prospects, each Participant shall, subject to receipt of approval from the Vancouver Stock Exchange to this Agreement, pay to Frontier the following upon the execution of this Agreement.

(a) the amount of $15,000; and

(b) 100,000 fully paid, freely tradeable shares in the capital stock of such Participant, except for resale restrictions imposed under applicable securities laws.

2.02 Exploration Program Expenditures

(a) each of the Participants covenants and agrees to pay its Contributing Interest share of all firm Exploration Program Expenditures which are estimated to be $4,471,500 Dollars, as set forth on Schedule "D" attached hereto. As contribution toward payment of such costs, each Participant shall pay to Frontier its respective share of the following gross amounts within 15 days of receipt of a cash call:

Gross Firm Expenditures
(1) Fourth Quarter - 1997	$ 32,500
(2) First Quarter - 1998	$940,000
(3) Second Quarter - 1998	$349,000
(4) Third Quarter - 1998	$260,000
(5) Fourth Quarter - 1998	$500,000

Notwithstanding payment of these amounts, each Participant shall remain responsible for its share of any Exploration Program Expenditures exceeding, in aggregate, $4,471,500.

(b) Frontier will provide each Participant with a cash call, accompanied with an approval for expenditure for all drilling and completion costs, for each operation in respect of which Exploration Program Expenditures will be made as well as a final statement, following completion of such operation, of the actual Exploration Program Expenditures made in respect of such operation.

(c) Each Participant's Contributing Interest share of contingent Exploration Program Expenditures, which are estimated to be $2,275,000, are set forth on Schedule "D" attached hereto. Frontier will not cash call a Participant for its share of contingent Exploration Program Expenditures until such time as such Participant has received notice that such contingent Exploration Program Expenditures are considered by Frontier to be firm Exploration Program Expenditures. Each Participant shall, if they elect to participate pay the amount of the cash call within fifteen (15) days of receipt thereof.

ARTICLE III.

INTEREST EARNED BY PARTICIPANTS

3.01 Prospects

Each Participant shall earn the percentage working interests set forth below in Frontier's Interest in a Prospect at such time as such Participant has paid to Frontier the amounts required to be paid pursuant to Clause 2.01(x), issued to Frontier the shares in the capital of such Participant pursuant to Clause 2.01(b), and paid its Contributing Interest share of the Exploration Program Expenditures for the following operations in respect of such Prospect:

(a) in respect of the Newfoundland Prospect, each Participant shall earn a twenty-five (25%) percent working interest upon paying twenty-five (25%) percent of the Exploration Program Expenditures and paying Frontier the amount of $42,500 towards its share of past Exploration Program Expenditures;

(b) in respect of the Northwest Territories Prospect, each Participant shall earn a twenty (20%) percent working interest upon paying twenty-five (25%) percent of the Exploration Program Expenditures, of a minimum amount of $4 million, in respect of:

(i) conducting, processing and interpreting approximately 35 kilometres of 2-D seismic; and

(ii) drilling and completing one (1) well to a depth sufficient to penetrate the Kee Scarp formation or to 1,950 meters subsea;

(c) in respect of the Montana Prospect, each Participant shall earn a thirty-three and one-third (33 1/3%) percent working interest upon paying forty (40%) percent of the Exploration Program Expenditures in respect of:

(i) acquiring the Lands and Leases which will be comprised within the Montana Prospect; and

(ii) conducting, processing and interpreting approximately 40 kilometres of 2-D seismic;

(d) in respect of the Saskatchewan Prospect, each Participant shall pay the following percentages of the Exploration Program Expenditures:

(i) each Participant shall pay twenty-five (25%) percent of the Exploration Program Expenditures in respect of acquiring, reprocessing and interpreting seismic trade data relating to the Midale Lands, described as such on Schedule "A" pursuant to the applicable Seismic Option and Farmout Agreement;

(ii) if Frontier elects to drill a well on the Midale Lands pursuant to the applicable Seismic Option and Farmout Agreement, each Participant shall pay twenty-five (25%) percent of the Exploration Program Expenditures in respect of drilling and completing such well;

(iii) each Participant shall pay thirty-three and one third (33 1/3%) percent of the Exploration Program Expenditures in respect of acquiring, reprocessing and interpreting seismic trade data relating to the Steelman Lands, described as such on Schedule "A" pursuant to the applicable Seismic Option and Farmout Agreement; and

(iv) if Frontier elects to drill a well on the Steelman Lands, described as such on Schedule "A", pursuant to the applicable Seismic Option and Farmout Agreement, each Participant shall pay thirty-three and one third (33 1/3%) percent of the Exploration Program Expenditures in respect of drilling and completing such well;

(e) in respect of the Southern Alberta Prospect, each Participant shall participate by paying thirty-three and one third (33 1/3%) percent of the Exploration Program Expenditures in respect of the activities set forth below, in consideration of which such Participant shall earn a 26.66% working interest:

(i) paying its share of the option payment to Richfield Oils Inc.;

(ii) acquiring the Lands and Leases which will be comprised within the Southern Alberta Prospect; .

(iii) purchasing and/or conducting, processing and interpreting approximately 80 kilometres of 2-D seismic; and

(iv) drilling and completing one (1) well to a depth sufficient to penetrate the objective formation to be determined by Frontier;

(f) other Prospects:

(i) acquiring the Lands and Leases pursuant to the Exploration Program which have been evaluated by Frontier as potentially prospective for exploration pursuant to the Exploration Program or by third parties.

The Participants acknowledge that in the event mechanical difficulties or impenetrable formations are encountered during the drilling of any well pursuant to the Exploration Program, Frontier shall have and is hereby granted the right to abandon the same and once having so abandoned such well, may within thirty (30) days of the time of such abandonment, commence the drilling of substitute well at a location of Frontier's choice on the same Prospect. Frontier, once having commenced such substitute well, shall thereafter diligently and continuously prosecute and carry on the drilling of such substitute well, and all the terms and conditions of this Agreement, including this Clause, shall apply and extend to such substitute well with the same force and effect as to the well so abandoned.

3.02 Seismic

Concurrent with earning an interest in a Prospect, each Participant will earn its respective working interest percentage in the interest of Frontier in all seismic data and material resulting from the seismic conducted by Frontier in respect of such Prospect. Frontier will control all resale and trading rights in respect of such seismic data and material on behalf of the parties hereto and any proceeds received by Frontier from any sale thereof shall be distributed to the parties according to their respective interest in such seismic data and material.

3.03 Title

(a) Subsequent to a Participant earning an interest in each of the Prospects, Frontier shall, upon written request received from said Participant, use its reasonable efforts to assign to said Participant the interest earned by such Participant in such Prospect and all benefits and advantage derived or to be derived therefrom, subject to the performance and observance by such Participant of the terms, conditions and obligations required to be performed by it in the Title Documents and this Agreement. Until such time as such assignment has been completed, Frontier shall hold the interest of the Participant in each Prospect as bare trustee for such Participant and will execute declarations of trust or other documentation from time to time as may reasonably be required by such Participant.

(b) The parties hereto agree to be bound by, observe and perform all of the terms and provisions of the Title Documents.

(c) Frontier does not represent or warrant title to any interest in any Prospect earned, acquired or assigned to a Participant from time to time pursuant to this Agreement, nor agree to convey to a Participant any better title thereto than Frontier has or may have from time to time pursuant to the Title Documents. Frontier represents and warrants that it has not committed any act that would result in any of the Prospects being cancelled and that the Prospects are free and clear of all liens, encumbrances, adverse claims, demands and royalties or other interests created by, through or under Frontier, except for the Permitted Encumbrances.

3.04 Reserved Royalty

Each Participant acknowledges the existence of the Reserved Royalty in favour of Frontier and agrees, upon earning an interest in a Prospect, to execute the Reserved Royalty Agreement in respect of such Prospect.

3.05 Bosco Royalty

Each Participant acknowledges the existence of the Bosco Royalty which is in effect in respect of the Newfoundland Prospect. Each Participant covenants and agrees that any interest earned by it in the Newfoundland Prospect shall be subject to its proportionate share of the obligations pursuant to the Bosco Royalty.

3.06 The Saskatchewan Prospect, the Southern Alberta Prospect, the Montana Prospect and other Prospects

Each Participant acknowledges that Frontier's Interest in Prospects in which Lands and Leases have not yet been acquired may be subject to the satisfaction of various earning requirements, such as those earning requirements set forth in the Seismic Option and Farmout Agreements in respect of the Saskatchewan Prospect and in the Option Agreement in respect of the Southern Alberta Prospect.

ARTICLE IV.

OPERATIONS

4.01 Frontier to act as Operator

Frontier will perform or cause to perform and carry out all seismic, drilling, completion and equipping operations hereunder in a diligent manner in accordance with good oilfield practice and Frontier will not be liable to the Participants for any loss or damage except for loss or damage resulting from the gross negligence or wilful misconduct of Frontier, its agents and employees.

Each of the Participants, proportionate to its Contributing Interest share, hereby indemnifies and agrees to hold harmless Frontier against any claim of or liability to any third person resulting from any loss or damage which does not result from the gross negligence or wilful misconduct of Frontier, its agents or employees.

Frontier will pay or cause to be paid as and when they become due and payable, all accounts of contractors and claims for wages and salaries for services rendered or performed and for materials supplied on, to or in respect of the operations to be carried out and to keep any and all lands that may be subject to the terms of this Agreement free from liens and encumbrances resulting from operations carried out pursuant to this Agreement.

Frontier shall have the sole and exclusive right to determine the location of all seismic to be conducted and wells to be drilled on the Prospects pursuant to the Exploration Program.

4.02 Services Performed by Operator

The Operator will, during the Exploration Program:

(a) provide all engineering and geological services, including the supervision of all surface and sub-surface geological and geophysical examinations and all drilling operations conducted with respect to the operations conducted pursuant to the Exploration Program, and the examination, analysis and evaluation of engineering and geological data accumulated in the course of conducting such operations;

(b) provide quarterly capital expenditure forecasts;

(c) provide the general administration of the operations conducted pursuant to the Exploration Program, but only to a level that would be provided by an operator to an industry partner in respect of its working interest in any Prospect;

(d) provide the monthly joint venture billings in respect of expenditures and operating costs normally provided by an operator to an industry partner in respect of its working interest in any Prospect;

(e) keep and maintain at all times true and accurate books, records and accounts which will contain full and complete particulars of all operations, receipts and disbursements relating to the Exploration Program. Such books, records and accounts will be kept on a monthly basis and will be available to be inspected by a Participant at the head office of Frontier during normal business hours;

(f) provide such information as may be reasonably requested by a Participant from time to time in respect of the categorization of expenditures made by Frontier as between land acquisition, seismic, exploration and development wells and as to other kinds of expenditures incurred but only to the extent such information is not readily available from the monthly reports provided by Frontier;

(g) maintain custody of and administer all land records and documents for the Prospects including title documents, timely payment of rentals and royalties, setting up and maintaining of documents and correspondence files, land files and rental records, and generally supply all services provided by a land records department of an oil company. Such land records and documents will be available to be inspected or copied by a Participant at the head office of Frontier during normal business hours;

(h) provide each Participant from time to time with a summary of all work completed and results thereof;

(i) keep each Participant reasonably informed on a timely basis of material developments with respect to the Prospects of any nature which may materially affect the value of the interests the Participants in the Prospects, other than developments which affect the oil and gas industry generally; and

(j) in the ordinary course of business arrange for and negotiate all contracts with third parties for the conduct of the operations, including the acquisition of surface rights and easements and all necessary governmental licenses, permits and approvals.

ARTICLE V.

FRONTIER'S RECOVERABLE COSTS

5.01 In connection with its duties hereunder, Frontier shall be entitled to charge to and recover monthly from each of the Participants the following charges and expenses, namely:

(a) the Participant's Contributing Interest share of all third party Exploration Program Expenditures;

(b) twenty-five (25%) percent of up to a maximum of $75,000.00 per calendar year, to be prorated for any partial calendar year, for consulting landmen geologists, geophysicists, exploration technicians and joint venture accountants located in Calgary, Alberta;

(c) twenty-five (25%) percent of all direct costs incurred for third party services utilized in preparing this Agreement and in conducting and administering the Exploration Program, including, without limiting the generality of the foregoing, legal, accounting, travel, drafting, evaluation and such geological, geophysical and engineering services as cannot reasonably be provided by Frontier's employees; and

(d) the overhead rates allowed to be charged by Frontier to the Joint Account pursuant to the Accounting Procedure attached to the Operating Procedure.

ARTICLE VI.

OPERATING PROCEDURE

6.01 Application

The Operating Procedure will apply to all operations carried out by Frontier during the Exploration Program Period pursuant to the terms of this Agreement insofar as such Operating Procedure is applicable and not inconsistent with the terms of this Agreement. Notwithstanding anything to the contrary, it is expressly acknowledged and agreed that during the Exploration Program Period:

(a) no Participant will have the right to carry out an independent operation with respect to any Prospect;

(b) each Participant will have a casing point election and the provisions of Article IX of the Operating Procedure will be applicable with respect to any well drilled;

(c) each Participant will have a right to elect to take over a well in the event of abandonment and the provisions of Article XII of the Operating Procedure will be applicable with respect to the abandonment of any well drill;

(d) each Participant will have the right to receive the same price for its pro rata share of the production from a well as is received by Frontier in respect of its share of the production from such well.

In the event of such conflict, this Agreement will govern operations during the Exploration Program Period to the extent that the provisions of the Operating Procedure conflict therewith. Without limiting the generality of the foregoing, the provisions as to payment of Frontier's costs and will override the provisions of the Operating Procedure.

6.02 Accounting Procedure

All Exploration Program Expenditures will be charged in accordance with the provisions of the Accounting Procedure annexed to the Operating Procedure, to the extent the provisions of such procedure to not conflict with the provisions of this Agreement.

6.03 Subsequent Operations

Upon termination of the Exploration Program Period, all further operations in respect of the Prospects shall be governed by the provisions of the Operating Procedure with Frontier named as the initial operator pursuant thereto.

ARTICLE VII.

FRONTIER'S LIEN

7.01

(a) Frontier shall have a lien on the interest earned or to be earned by a Participant in the Prospects to secure payment from such Participant of expenditures incurred on its behalf by Frontier pursuant hereto;

(b) if a Participant fails to pay or advance any of the costs hereby agreed to be paid or advanced by its, and if, within fifteen (15) days of receipt of written notice from Frontier specifying the default and requiring the same to be remedied, such Participant is not diligently pursuing the remedy of such default or if such Participant has not furnished to Frontier a notice of intention to dispute in good faith such default, Frontier without limiting its other rights at law may:

(i) withhold from such Participant any further information and privileges with respect to operations conducted pursuant hereto;

(ii) enforce the lien created by the default in payment by taking possession of all or any part of such Participant's interest in any Prospects earned or to be earned by such Participant through this Agreement (and Frontier is hereby expressly and irrevocably authorized so to do by such Participant); and Frontier may sell and dispose of any such interest of which it has so taken possession either in whole or in part or in separate parcels at public auction or by private tender at a time and on whatever terms it shall arrange, having first given notice to the Participant of the time and place of the sale. The proceeds of the sale shall be first applied in payment of any costs to be paid by such Participant and not paid by it and any balance remaining shall be paid to such Participant after deducting reasonable costs of the sale. Any sale made as aforesaid shall be a perpetual bar both at law and in equity against such Participant and its assigns and against all other persons claiming the property or any part or parcel thereof sold as aforesaid, by, from, through or under such Participant or its assigns.

ARTICLE VIII.

INSURANCE

8.01 Insurance

Frontier shall, with respect to all of the operations conducted during the Exploration Program Period, carry the type and size of insurance set forth in Clause 311 of the Operating Procedure for the benefit of the parties hereto. The costs of such insurance shall be borne by the Participants proportionate to their respective Contributing Interest shares; provided however that at such time as the Prospects and operations in respect thereto become subject to the Operating Procedure, all insurance relating to further operations with respect thereto shall be carried and paid for pursuant to the provisions of the Operating Procedure. It is understood that any loss or claim arising out of operations conducted during the Exploration Program Period which exceeds the coverage of such insurance carried pursuant hereto will be paid for by the Participants proportional to their respective Contributing Interests.

ARTICLE IX.

AUTHORITY OF FRONTIER

9.01 Authority

Frontier, as agent for and on behalf of the Participants, is authorized to do generally all of those matters and obligations required to be done, or that may be required to be done, in conjunction with the acquisition, exploration and development of the Prospects and, without restricting the generality thereof, to negotiate farmouts, farmins, overriding royalty agreements, pooling or unitization agreements, acquire or dispose of lands or geophysical information and execute documentation in regard to any Prospect, to drill, complete and rework wells , to give and receive notices and information, and approve expenditures, receive billings and approve and pay costs on behalf of the Participants.

9.02 Reliance on Frontier's Judgment

It is recognized by the Participants that many of the factors involved in the determination of whether a well will be completed or abandoned, including projections or estimated future net revenue, estimated operating expenses and estimated completion costs, will be based in part upon the judgment of Frontier using available information and that in certain instances, such judgments may be in error and it is agreed that under no circumstances will Frontier be held liable or responsible for any error or mistake in judgment in connection with any such decision so long as it acts in good faith.

9.03 No Conflict of Interest

The Participants acknowledge that Frontier is and will continue to be active in the business of oil and gas exploration, development and production and will be involved in such activities in respect of prospects in which the Participants will not be participating or have an interest. Subject to compliance by Frontier with the provisions of this Agreement, the Participants agree that Frontier's activities in connection with the foregoing are deemed not to be a conflict of interest or breach of fiduciary duty with respect to the operation duties and responsibilities to be carried out by Frontier pursuant to this Agreement and the Participants hereby consent to such activities.

ARTICLE X.

ENGINEERING APPRAISAL

10.01 Engineering Appraisal

Frontier will retain an independent engineering firm to prepare an annual engineering appraisal evaluating the oil and gas reserves relating to the Prospects as of December 31, 1998 (the "Engineering Appraisal"). The parties agree that the Independent Engineering Firm may use, for the basis of such evaluation, all the engineering data and other information available to Frontier from operations conducted pursuant hereto.

10.02 Cost of Engineering Appraisal

Unless some other cost-sharing formula is from time to time agreed upon between the parties, the Participants will make a contribution to Frontier's cost of its evaluation report prepared by the Independent Engineering Firm by paying to Frontier a pro rata share of the allocated charges based on the proportion that interest is to the aggregate of the interests of all parties in each well or property.

ARTICLE XI.

AREA OF MUTUAL INTEREST

11.01

(a) There shall be established for the purposes of this Agreement an "Area of Mutual Interest" for each Prospect which shall include all the Lands within such Prospect together with an area of ten miles in distance around such Lands.

(b) For the purposes of this Clause the term "Acquiring Shares" shall mean the interests earned, or to be earned, of the parties as such relate to the applicable Prospect.

(c) In the event either party hereto acquires, subsequent to the date hereof and prior to December 31, 1999, an interest in Petroleum Substances in a block or parcel of lands, fifty (50%) percent or more by surface area of which lies within the Area of Mutual Interest, such acquisition shall be subject to the following terms and provisions:

(i) the party acquiring the interest (hereinafter referred as the "acquiring party") shall, within ten (10) days of acquiring the interest, give notice in writing to the other party (the "acquisition notice") setting out the nature of the interest acquired, the price paid therefor, together with the obligations assumed or to be assumed in connection therewith. The other party shall have the right, within ten (10) days after receipt, or the receipt deemed by it pursuant to Article XIII hereof, of such acquisition notice, to acquire its Acquiring Share of such acquisition by so advising the acquiring party whereupon the lands so acquired shall be governed by the terms of the Operating Agreement;

(ii) where a party does not advise the acquiring party of its desire to participate in the acquisition pursuant to the above provision, it shall be deemed to have no interest in participating in the acquisitions.

(d) If, pursuant to a contractual obligation existing as of the date hereof, Frontier is required to offer to a third party an interest in lands acquired by it within the Area of Mutual Interest, the provisions of this Clause shall be deemed to be modified to the extent necessary to give effect to such contractual obligation.

ARTICLE XII.

ASSIGNMENT

12.01 Assignment

The provisions of Article XXIV of the Operating Procedure will apply with respect to any assignment of an interest in this Agreement.

ARTICLE XIII.

NOTICE

13.01 Notice

All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly received or served if delivered by hand, fax or mailed postage prepaid to the addresses as follows:
To Frontier: 312, 1117 - 1 St. S.W. Calgary, Alberta T2R OT9 FAX: (403) 215-2788 Attention: Mr. Patrick Boswell	To Pacific: 1212, 1030 West Georgia St. Vancouver, B.C. V6E 2Y3 FAX: (604) 689-1289 Attention: Mr. Harrv Chew

To Rodera: 1480, 885 West Georgia St. Vancouver, B.C. V6C 3E8 FAX: (604) 687-3119 Attention: Mr. Derick Huston

or to such other address as may be given in writing to the parties. The same will be deemed to have been received or served, if delivered or faxed, on the date of delivery or transmission of such fax and if mailed on the fifth business day following the posting thereof. Provided, however, that if between the time of mailing and the actual receipt of the notice there is a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by mail, then, such notice will only be effective if actually delivered.

ARTICLE XIV.

MISCELLANEOUS

14.01 Taxes

The parties to this Agreement hereby elect jointly to have the Operator account for goods and services tax relating to any operation in respect of any Prospect pursuant to subsection 273 (1) of the Excise Tax Act.

14.02 Confidential Information

The provisions of Article XVIII of the Operating Procedure will apply with respect to information obtained by a party pursuant to this Agreement.

14.03 Public Announcements

Frontier shall cooperate with each Participant in releasing information concerning this Agreement and the operations to be conducted pursuant hereto. Each Participant shall furnish to Frontier drafts of all press and other releases prior to publication for review and comments.

This Clause shall not prevent a party from furnishing information if required by law, however a party hereto shall advise each other party in advance of furnishing such information.

14.04 Parties Tenants-in-Common

The rights, duties, obligations and liabilities of the parties hereto will be several and not joint or collective, it being the express purpose and intention of the parties that their interest in Prospects and in the wells, equipment and other property will be as tenants-in-common. Nothing herein contained will be construed as creating a partnership of any kind whatsoever.

14.05 Further Assurances

The parties hereto agree from time to time to do such further acts and execute and deliver all further deeds and documents as are reasonably required in order to fully perform and carry out the terms of this Agreement.

14.06 Rights Cumulative

The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party will not preclude or waive its right to use any or all other remedies.

14.07 Time

Time is of the essence hereof.

14.08 Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their Respective successors and approved assigns.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed on the day and year first above written.

INTERNATIONAL FRONTIER RESOURCES LTD.

Per: /s/ "Pat Boswell"

Per:

PACIFIC ROYAL VENTURES LTD.

Per: /s/ "Harry Chew"

Per:

RODERA DIAMOND CORPORATION

Per: /s/ "David Duval"